Exhibit 10.8

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into as of June 8, 2015 (the “Effective Date”) by and between Edge Therapeutics, Inc., a Delaware corporation (the “Company”), and Albert N. Marchio, II (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company and Executive are parties to the Amended and Restated Executive Employment Agreement, entered into as of February 17, 2015 (the “Prior Employment Agreement”);

WHEREAS, the parties desire to enter into this Agreement to, among other things, amend and restate the Prior Employment Agreement in its entirety; and

WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to continue such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.                Definitions.

(a)                “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 6 hereof, (iii) any accrued but unused vacation time through the Date of Termination, and (iv) any earned but unpaid annual bonus with respect to the year immediately preceding the year in which the Date of Termination occurs.

(b)               “Base Salary” shall mean the salary provided for in Section 4(a) hereof, as adjusted from time to time.

(c)                “Board” shall mean the Board of Directors of the Company.

(d)               “Confidentiality Agreement” or “Confidentiality and Invention Assignment Agreement” shall mean the Executive Confidentiality and Invention Assignment Agreement executed by Executive on June 14, 2013.

(e)                “Cause” shall mean (i) Executive’s failure, neglect, or refusal to perform in any material respect Executive’s duties and responsibilities under this Agreement (in each case, except where due to a Disability, sickness or illness); (ii) any act of Executive that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its subsidiaries in any material respect; (iii) Executive’s conviction of, or plea of guilty or no contest to: (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or otherwise result in material injury to the reputation or business of the Company or any of its subsidiaries; (iv) Executive’s commission of an act of fraud or embezzlement against the Company or any of its Subsidiaries; (v) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, as may be amended from time to time; (vi) Executive’s material violation of federal or state securities laws; (vii) Executive’s unauthorized use or disclosure of any confidential or proprietary information or trade secrets of the Company, any of its affiliates or of any other party to whom Executive or the Company or its affiliates owes an obligation of nondisclosure or confidentiality; or (viii) Executive’s material breach of this Agreement or material breach of the Confidentiality and Invention Assignment Agreement.

(f)                “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)               “Date of Termination” shall mean the date on which Executive’s employment terminates.

(h)               “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents Executive from performing his duties with or without a reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive understands that he is a “key employee” in connection with any leave qualifying for coverage under the Family and Medical Leave Act (“FMLA”).

(i)                 “Good Reason” shall mean, without Executive’s written consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof; (ii) a material reduction in Base Salary as set forth in Section 4(a) hereof (other than pursuant to a reduction applicable to all similarly situated executives); or (iii) any material breach of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii)). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any material breach of this Agreement by the Company shall be to assert Good Reason pursuant to the terms and conditions of this Section 1(i) and Section 7(e) hereof. Notwithstanding the foregoing, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive’s duties or employment, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach of this Agreement by the Company; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(j)                 “Release of Claims” shall mean a separation agreement in a form acceptable to the Company under which Executive releases the Company and certain other persons and entities from any and all claims and causes of action and the execution of which is a condition precedent to Executive’s eligibility for the payments and benefits described in Sections 7(d), 7(e) and 10.

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(k)               “Severance Benefits” shall mean continued payment of Base Salary during the Severance Term, in accordance with the Company’s regular payroll practices.

(l)                 “Severance Term” shall mean the twelve (12) month period, which commences on the first pay day that is at least thirty-five (35) days after the Date of Termination following termination of Executive’s employment by the Company without Cause or by Executive for Good Reason.

Section 2.                Acceptance and Term.

The Company agrees to employ Executive on an at-will basis, and Executive agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The term of employment (referred to herein as the “Term”) shall commence on the Effective Date and shall continue until terminated by either party at any time, subject to the provisions herein.

Section 3.                Position, Duties, and Responsibilities; Place of Performance.

(a)                Position, Duties and Responsibilities. During the Term, Executive shall be engaged to serve as the Chief Accounting and Operations Officer of the Company (together with such other position or positions consistent with Executive’s title or as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate therewith, and such other duties as may be assigned and/or prescribed from time to time by Executive’s supervisor and/or the Board. The Executive shall report to the President and Chief Executive Officer of the Company. Executive will perform business and professional services consistent with his job title and position within the Company and as reasonably assigned to Executive by the Company’s President and Chief Executive Officer.

(b)               Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. Executive represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved. In the event that, during his employment by the Company, the Executive desires to engage in other non-competitive outside professional activities, not included on such list, Executive will first seek written approval from the President and Chief Executive Officer and such approval shall not be unreasonably withheld.

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Section 4.                Compensation.

(a)                Base Salary. During the Term, in exchange for Executive’s satisfactory performance of his duties and responsibilities Executive will initially be paid a Base Salary at the rate of $240,000 per annum, payable in accordance with the Company’s regular salary payment schedule and subject to applicable taxes and withholdings. The Base Salary of the Executive for subsequent years of this Agreement may be increased, decreased, or may stay the same, depending on the Executive’s performance and the performance of the Company.

(b)               Annual Bonus. In addition to Executive’s Base Salary, during the Term, Executive will be eligible to earn an annual discretionary performance-based bonus, with a target bonus opportunity equal to 25% of the Base Salary. Performance metrics with respect to said bonus will be determined by the Board or the compensation committee of the Board. Executive shall be eligible for said bonus only if Executive is employed on the last day of the performance period. Any earned annual bonus will be paid by March 15th of the year following the year in which the applicable performance period ends.

(c)                Equity Awards.

(i)	General. During the Term, Executive shall be eligible to be granted equity awards by the Company, as determined by the Board or the compensation committee of the Board. To the extent that the following would not result in a violation of Code Section 409A, upon the consummation of a Change of Control (as defined below), provided that the Date of Termination has not occurred earlier, Executive shall be entitled to immediate and full accelerated vesting of all equity awards granted to Executive by the Company that are outstanding immediately prior to such Change of Control, without regard to the vesting schedule set forth in any applicable plan or arrangement governing such equity awards (provided that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance).

(ii)	Treatment upon Retirement. Notwithstanding Section 7 of this Agreement or any contrary provision in any equity award agreement between Executive and the Company or any of its affiliates, or the equity plan under which any such equity award was granted, but subject to the last sentence of this paragraph, (I) upon Executive’s termination of employment with the Company and its subsidiaries for any reason (other than for Cause) after attaining age 55 and having been employed by the Company or its subsidiaries for not less than five consecutive years as of immediately prior to such termination of employment (a “Qualifying Termination”), each stock option, stock appreciation right and restricted stock award granted to the Executive by the Company or any of its affiliates that is outstanding as of immediately prior to such Qualifying Termination and that vests based solely on continued employment and not the achievement of performance goals (each, a “Qualifying Award”) will, to the extent then not fully vested, continue to vest until the earlier of the third anniversary of such Qualifying Termination and the date on which such Qualifying Award is 100% vested, (II) any portion of a Qualifying Award that is not scheduled to become vested on or prior to the third anniversary of the date of such Qualifying Termination shall immediately terminate and be forfeited upon such Qualifying Termination with no compensation or other payment due to Executive and (III) following a Qualifying Termination, the vested portion of each such Qualifying Award that is a stock option or stock appreciation right shall remain exercisable until the earlier of (x) the 30th day after the third anniversary of such Qualifying Termination and (y) the stated term of such Qualifying Award (the “Exercise Period”). Any Qualifying Award that does not become vested in accordance with this Section 4(c)(ii) shall immediately terminate and be forfeited with no consideration or other payment due to Executive. In addition, upon the expiration of the Exercise Period, the portion of any such Qualifying Award that is a stock option or a stock appreciation right and that has not been exercised will terminate and be forfeited with no consideration or other payment due to Executive. The continued vesting and exercisability of any Qualifying Award following a Qualifying Termination shall in all events be subject to (a) Executive’s continued compliance with any confidentiality, non-competition, non-solicitation, non-disparagement and other restrictive covenants to which Executive is subject in favor of the Company or its subsidiaries, and shall immediately cease upon non-compliance with any such restrictive covenant and (b) Executive’s execution of the Release of Claims, such that it is effective with all revocation periods having expired unexercised within 60 days after the date of the Qualifying Termination. In the event that a Qualifying Termination would also qualify for the special vesting described in Section 10 hereof, then Section 10 hereof shall apply with respect to vesting, but this Section 4(c)(ii) shall apply with respect to the extended exercise period of Qualifying Awards.

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(iii)	Executive understands and agrees that any option that is a Qualifying Award may cease to qualify as an “incentive stock option” under Section 422 of the Code, and that, in such event, the exercise of such option would be subject to federal, state, local, employment and/or other taxes. The Company is not providing Executive with any tax advice and strongly urges Executive to consult tax advisors with respect to the treatment of any equity awards.

Section 5.                Executive Benefits.

During the Term, Executive shall be offered participation in health insurance and other benefits provided generally to similarly situated executives of the Company, subject to the terms, conditions and eligibility requirements of the applicable benefit plans (which shall govern). Executive shall be eligible for the same number of holidays and vacation days as well as any other benefits, except those excluded herein, in each case, as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6.                Reimbursement of Business Expenses.

During the Term, the Company shall reimburse Executive for documented, out-of-pocket business expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, and subject to the Company’s requirements with respect to reporting of such expenses.

Section 7.                Termination of Employment.

(a)                General. Executive’s employment with the Company shall terminate upon the earliest to occur of: (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this provision as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b)               Termination Due to Death or Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. Executive’s employment may be terminated by the Company, in its sole discretion, upon the occurrence of a Disability, with such termination to be effective upon Executive’s receipt of written notice of such termination. In the event of Executive’s termination as a result of his death or Disability, Executive or Executive’s estate or beneficiaries, as the case may be, shall be entitled only to the Accrued Obligations, and Executive shall have no further rights to or interest in any compensation or any other benefits under this Agreement.

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(c)                Termination by the Company with Cause.

(i)	The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (v) or (viii) of the definition of Cause set forth in Section 1(e) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given ten (10) days’ written notice by the Company of its intention to terminate him with Cause, such notice to state the act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Executive has fully cured such act or acts or failure or failures to act, to the Company’s complete satisfaction.

(ii)	In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations (disregarding, for this purpose, clause (iii) of Section 1(a)). Following such termination of Executive’s employment with Cause, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to or interest in any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company with Cause shall be receipt of the Accrued Obligations (disregarding, for this purpose, clause (iii) of Section 1(a)).

(iii)	If Executive is terminated for Cause, he shall not be entitled to compensation for any accrued, but unused vacation days.

(d)               Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, given 60 days’ notice (or pay in lieu thereof). In the event that, during the Term, Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), he shall be eligible for the Accrued Obligations and, provided that he fully executes (and does not revoke) the Release of Claims as described in Section 7(g), Executive shall also be eligible for (i) Severance Benefits and (ii) reimbursement for his (and his eligible dependents’) health care continuation (COBRA) premiums for 12 months following such termination (provided that (A) such benefits shall not be provided beyond the date on which Executive obtains comparable coverage from a subsequent employer and (B) such benefits shall not be provided to the extent that the Company determines that it would result in any fine, penalty or tax on the Company or its subsidiaries for being a discriminatory benefit) (the “COBRA Benefits”). Notwithstanding the foregoing, the Severance Benefits and the COBRA Benefits shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, and any payments or benefits that were provided will be reimbursed or repaid promptly by Executive to the Company, in the event that Executive breaches any provision of the Confidentiality and Invention Assignment Agreement or the Release of Claims. Any such termination, reimbursement or repayment of Severance Benefits or COBRA Benefits shall have no effect on the Release of Claims or any of Executive’s post-employment obligations to the Company. Following termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(d) or Section 10, Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as provided in Section 10, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits and the COBRA Benefits, subject to his execution and non-revocation of the Release of Claims, and the Accrued Obligations.

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(e)                Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company ninety (90) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days after the occurrence of such event. During such ninety (90) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and in the event of such termination during the Term, except as provided in Section 10, Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits (and forfeiture and repayment) as described in Section 7(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(e) or Section 10, Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as provided in Section 10, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits and the COBRA Benefits, subject to his execution and non-revocation of the Release of Claims, and the Accrued Obligations.

(f)                Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company ninety (90) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(f), Executive shall be entitled only to the Accrued Obligations (disregarding, for this purpose, clause (iii) of Section 1(a)). In the event of a termination of Executive’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice, accelerate the Date of Termination without changing the characterization of such termination as a termination by Executive without Good Reason (and no severance pay, notice pay or pay in lieu of notice or similar pay shall be owed to Executive). Following such termination of Executive’s employment by Executive without Good Reason, Executive shall have no further rights to or interest in any compensation or any other benefits under this Agreement. If Executive terminates his employment without Good Reason, he shall not be entitled to compensation for any accrued, but unused vacation days. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by Executive without Good Reason shall be receipt of the Accrued Obligations (disregarding, for this purpose, clause (iii) of Section 1(a)).

(g)               Release of Claims. Notwithstanding any provision herein to the contrary, the provision of severance benefits pursuant to subsection (d) or (e) of this Section 7 or Section 10 (other than the Accrued Obligations) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims), such that the Release of Claims becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Date of Termination. If Executive fails to execute the Release of Claims in such a timely manner, or timely revokes Executive’s execution of the Release of Claims following its execution, Executive shall not be entitled to any of the severance benefits under Sections 7(d), 7(e) or 10 (other than the Accrued Obligations). Notwithstanding the foregoing, if such sixty (60) day period ends in a calendar year after the calendar year in which Executive’s employment terminates, then, to the extent required by Section 409A of the Code, any payment of any amount or provision of any benefit under Sections 7(d), 7(e) or 10 or otherwise that would have been made during the calendar year in which Executive’s employment terminates shall instead be withheld and paid on the first payroll date in the calendar year after the calendar year in which Executive’s employment terminates, after which any remaining severance benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein as if no such delay had occurred.

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Section 8.                Confidentiality Agreement; Cooperation.

(a)                Confidentiality Agreement. Executive has entered into the Confidentiality and Invention Assignment Agreement. The terms and conditions of the Confidentiality Agreement are incorporated herein by reference and the obligations and responsibilities set forth therein shall survive the termination of Executive’s employment regardless of the reason for the termination.

(b)               Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its subsidiaries which relate to events or occurrences that transpired while the Company employed Executive, provided that the Executive will not have an obligation under this paragraph with respect to any claim in which the Executive has filed directly against the Company or related persons or entities or the Company has filed directly against Executive. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its subsidiaries at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company and its subsidiaries in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company, provided that Executive will not have any obligation under this paragraph with respect to any claim in which Executive has filed directly against the Company or related persons or entities or the Company has filed directly against Executive. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 8(b).

Section 9.                Ownership and Use of Confidential Information.

The Executive will maintain in confidence during and subsequent to the Executive’s employment any information about the Company and its affiliates which is confidential information or which might reasonably be regarded by the Company as confidential and will not use that information except for the benefit of the Company. In this regard, the terms and conditions of the Confidentiality and Invention Assignment Agreement are incorporated herein by reference and the obligations and responsibilities set forth therein shall survive the termination of Executive’s employment regardless of the reason for the termination.

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Section 10.            Termination In Connection With or Following a Change of Control.

In the event that, during the Term, either (x) the Company terminates Executive’s employment with the Company other than for Cause (but not due to death or Disability) (a) within the sixty (60) day period prior to a Change of Control, or (b) within the twelve (12) month period after a Change of Control or (y) Executive terminates his employment with the Company for Good Reason within twelve (12) months after a Change of Control (and pursuant to the notice and cure periods set forth in Section 7(e)), then the Executive shall receive (i) the Severance Benefits and (ii) the COBRA Benefits, and, to the extent the following will not result in a violation of Code Section 409A, shall also be entitled to immediate and full accelerated vesting of all equity awards received by Executive from the Company or its parents that are outstanding as of the effective date of such termination without regard for the vesting schedule set forth in the terms of any applicable plan or arrangement governing such equity awards (provided that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance). Notwithstanding anything herein to the contrary, the receipt of any severance pay or benefits or acceleration of vesting pursuant to this Section 10 will be subject to Executive signing and not revoking the Release of Claims in accordance with Section 7(g). No severance pursuant to this Section 10 will be paid or provided unless and until the Release of Claims becomes effective and the revocation period has expired, and Executive has not exercised his revocation, in accordance with Section 7(g). The receipt of any severance pay and benefits pursuant to this Section 10 will also be subject to Executive not violating the Confidentiality and Invention Assignment Agreement, returning all Company property, and complying with the Release of Claims. In the event of Executive’s breach of the Confidentiality and Invention Assignment Agreement or the Release of Claims, all remaining severance payments and benefits will immediately cease and all severance payments and benefits that were made will be reimbursed and repaid promptly by Executive to the Company. In the event that Executive becomes entitled to any payments or benefits under this Section 10, Executive shall not receive any payments or benefits under Section 7. In addition, upon a termination described in this Section 10, Executive shall be entitled to receive the Accrued Obligations.

Section 11.            Change of Control. For purposes of this Agreement, a “Change of Control” occurs when:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; provided, however; that sales of equity or debt securities to investors primarily for capital-raising purposes shall in no event be deemed a Change of Control;

(ii)	the date of the consummation of a merger or consolidation of the Company with any other corporation or business entity that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to hold, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

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(iii)	the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv)	there is a consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

Section 12.            Section 409A. This Agreement is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner consistent therewith. Without limiting the generality of the foregoing, severance pay pursuant to Sections 7(d) or (e) or Section 10 constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus, to the extent of payments made from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, such payments are intended to constitute “short-term deferral” under Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent that severance payments or benefits are made following said March 15, they are intended to be payable upon an “involuntary separation from service” pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. Notwithstanding any other provisions of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement or otherwise would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death (but not earlier than such payments otherwise would have been made). In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Executive or to any other person or entity if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.

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Section 13.            Parachute Payment. In the event that (i) Executive becomes entitled to any payments or benefits hereunder or otherwise from the Company or any of its affiliates which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”) and (ii) Executive is subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Executive, the Total Payments shall be reduced by an amount (including zero) that results in the receipt by Executive on an after tax basis (including the applicable federal, state and local income taxes, and the Excise Tax) of the greatest Total Payments, notwithstanding that some or all of the portion of the Total Payments may be subject to the Excise Tax. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Code Section 280G at full value rather than accelerated value with the highest value reduced first; then other non-cash or non-equity based benefits will be reduced (in the order of latest scheduled payments and benefits to earliest scheduled payments); and finally, any equity or equity derivatives included under Code Section 280G at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24). All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, with the full cost of such firm being borne by the Company. Any determinations made by such firm shall be final and binding on Executive and the Company.

Section 14.            Clawback. Notwithstanding anything herein to the contrary, any equity-based or incentive compensation provided to Executive, including any bonuses or equity awards provided pursuant to Sections 4(b) or 4(c) of this Agreement, shall be subject to any “clawback” required by law or by any national securities exchange on which the Company’s securities are listed, or to any clawback or recoupment policy otherwise adopted by the Company from time to time. For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall any reduction in the amount of compensation ultimately provided to or retained by Executive on account of this Section 14 constitute an event pursuant to which Executive may terminate employment for Good Reason or otherwise constitute a breach of this Agreement by the Company.

Section 15.            No Conflict with Existing Obligations. Executive represents that his performance of all the terms of this Agreement and his duties as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

Section 16.            Assignment. This Agreement for personal services shall not be assigned by Executive. This Agreement will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

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Section 17.            Arbitration; WAIVER OF JURY TRIAL. In consideration of Executive’s employment with the Company, the Company and Executive agree that any and all controversies, claims, or disputes with anyone (including the Company, Executive and any executive, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any relating to this Agreement, will be subject to binding arbitration. Disputes which Executive hereby agrees to arbitrate, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, include, but are not limited to, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Executive Protection Act, the New Jersey Family Leave Act, and any other federal, state or local discrimination, retaliation or wrongful termination claims or other statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a single neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”). All arbitration fees and costs shall be shared equally by the parties, but the parties shall be responsible for payment of their own attorneys’ fees. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules. Notwithstanding the foregoing, nothing herein shall limit or alter the Company’s right to seek injunctive or other equitable relief in any court of competent jurisdiction under (and as described in) the Confidentiality Agreement.

Section 18.            Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

Section 19.            Other.

(a)                Waiver of Breach. The waiver by the Company of a breach by Executive of any provision of this Agreement or the Confidentiality and Invention Assignment Agreement shall not operate or be construed as a waiver of the Company’s rights with respect to any subsequent breach by the Executive.

(b)               Governing Law and Forum. This Agreement shall be construed and administered in accordance with the laws of the State of New Jersey, exclusive of its conflict of laws rules, and the parties hereto agree and stipulate that this Agreement shall be deemed to have been entered into in the State of New Jersey, regardless of where it was negotiated, implemented and/or executed.

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(c)                Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

(d)               Construction. This Agreement shall be interpreted in accordance with its plain meaning, and the rule that ambiguities shall be construed against the drafter of the document shall not apply in connection with the construction or interpretation hereof. The parties expressly agree that the principle of contract interpretation that ambiguities are construed against the drafting party shall not apply.

(e)                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(f)                Entire Agreement. This Agreement and the Confidentiality and Invention Assignment Agreement contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior or contemporaneous promises, understandings, or agreements, whether written or oral (including the Prior Employment Agreement) relating to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing, signed by both parties.

(g)               Survivorship. The provisions of Sections 1, 4(c)(ii), 7(d), 7(e) and 7(g) and Sections 8 through 19 shall survive the termination of Executive’s employment with the Company and this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EDGE THERAPEUTICS, INC.

Date:	June 8, 2015	/s/ Brian Leuthner
		By:	Brian Leuthner
		Title:	President and Chief Executive Officer

EXECUTIVE

Date:	June 8, 2015	/s/ Albert N. Marchio
Albert N. Marchio

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